Exhibit 10.6

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED

SUPPLEMENTAL RETIREMENT AGREEMENT BETWEEN

UNITED BANKSHARES, INC.

AND

RICHARD M. ADAMS

THIS FIRST AMENDMENT TO AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT (the “Agreement”) is made and entered into this 21st day of February, 2012, effective February 28, 2011, by and between Richard M. Adams (“Adams”) and United Bankshares, Inc., a West Virginia corporation and bank holding company (“UBS”);

WHEREAS, UBS and Adams entered into a Supplemental Retirement Agreement dated July 27, 1990 (“Supplemental Retirement Agreement”) to provide Adams such retirement income; and

WHEREAS, UBS and Adams first amended and restated said Supplemental Retirement Agreement effective as of November 1, 2001; and

WHEREAS, UBS and Adams next amended and restated said Supplemental Retirement Agreement by executing a Second Amended and Restated Supplemental Retirement Agreement effective as of November 26, 2008; and

WHEREAS, pursuant to Article V, Section B of said Second Amended and Restated Supplemental Retirement Agreement, the Agreement may be amended by a written instrument executed by UBS and Adams; and

WHEREAS, UBS and Adams wish to further amend the Agreement as set forth herein.

NOW THEREFORE WITNESSETH:

1. Section A of Article II shall be and it hereby is revoked and in its place and stead is hereby substituted the following Section A of Article II to read in full as follows:

A. Separation from Service on or After Age 65. Except as otherwise provided herein, and provided that Adams does not have a Separation from Service prior to age 65, UBS agrees to provide Adams an annual supplemental retirement benefit upon his Separation from Service from UBS or an affiliate or successor entity to UBS, other than by death, (and such date shall be the Benefit Commencement Date for such benefit, for purposes of, and subject to the terms and conditions of payment under, Section III of this Agreement,) which benefits shall be provided irrespective of whether Adams is employed by an entity other than UBS or an affiliate or successor entity to UBS. Said annual supplemental retirement benefit shall be equal to seventy percent (70%) of Adams’ Final Base Salary, reduced by Adams’ annual benefits actuarially calculated at the time the supplemental retirement benefit first becomes payable under (1) the UBS Pension Plan (determined as if Adams’ distribution was made on an installment basis for the joint and last survivor expectancy of Adams and his Spouse, if married, and if not, over Adams’ life expectancy); (2) Social Security (as the same may be adjusted from time to time), provided, however, that only one-half of such Social Security benefits so calculated shall reduce such annual supplemental retirement benefit of Adams; and (3) the UBS Savings and Stock Investment Plan, but only respecting the portion of Adams’ account balances arising from employer contributions, (determined as if Adams’ distribution, respecting such portion of Adams’ account balances arising from employer contributions, was made upon his normal retirement age, on a single life annuity basis).

2. The right to further amendment is retained by the UBS and Adams.

This Amendment may be executed in one or more counterparts, which taken together shall constitute an original.

IN WITNESS WHEREOF, this First Amendment to Second Amended and Restated Supplemental Retirement Agreement has been duly signed by an authorized officer of United and individually by Adams, respectively, all as of date first above written, effective February 28, 2011.

UNITED BANKSHARES, INC.:

By:	/s/ P. Clinton Winter, Jr.

Its:	Compensation Committee Chairman

[SEAL]

/s/ Richard M. Adams
Richard M. Adams

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